Free Writing Prospectus
January 2008	Pricing Sheet dated January 17, 2008 relating to Pricing Supplement No. 102 dated January 7, 2008 to Registration Statement No. 333-131369 Filed pursuant to Rule 433

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

95% Principal Protected Notes
Due January 2013

(Linked to a Basket of Equity Indices and a Commodity Index)

PRICING TERMS — JANUARY 17, 2008
Issuer:	AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation)
Specified Currency:	U.S. dollars
Aggregate Principal Amount:	$5,325,000
Issue Price:	$1,000 per Note
Principal Amount per Note:	$1,000 per Note
Pricing Date:	January 17, 2008
Issue Date:	January 29, 2008
Maturity Date:	January 29, 2013
Minimum Payment at Maturity:	$950
Basket:	Basket Indices	Weighting	Initial Value
	S&P 500® Index (the “S&P 500 Index”)	45%	1,325.19
	The MSCI® EAFE Index (the “EAFE Index”)	45%	2,050.86
	Dow Jones-AIG Commodity IndexSM (the “Commodity Index”)	10%	188.174
Payment at Maturity	The payment at maturity per $1,000 Principal Amount of Notes will equal: $950 + Supplemental Redemption Amount (if any) In no event will the payment at maturity be less than $950.
Supplemental Redemption Amount:	(i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate, provided that the Supplemental Redemption Amount will not be less than $0.
Participation Rate:	142%
Basket Performance:	Sum of the Performance Values each of the Basket Indices
Performance Value:	For each Basket Index: ((Final Average Value — Initial Value) / Initial Value) x Weighting
Initial value:

S&P 500 Index: Index Closing Value on the Equity Index Business Day immediately following the Pricing Date
EAFE Index: Index Closing Value on the Equity Index Business Day immediately following the Pricing Date
Commodity Index: Index Closing Value on the Commodity Index Business Day immediately following the Pricing Date

Final average value:	With respect to each Basket Index, the arithmetic average of the Index Closing Value for such Basket Index on each Determination Date.
Determination dates:

For each basket index, January 22, 2009, January 22, 2010, January 22, 2011, January 22, 2012, and January 22, 2013, subject to next index trading day and no market disruption for each determination date.

CUSIP:	00254EDX7
Listing:	The notes will not be listed on any securities exchange
Agent:	Morgan Stanley & Co. Incorporated
Agent acting in the capacity as:	Principal
Commissions and issue price:	Issue price to public	Discounts & Commissions	Proceeds to Issuer
Per note:	$1,000	$17.50	$982.50
Total:	$5,325,000	$93,187.50	$5,231,812.50

MORGAN STANLEY

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement dated January 7, 2008

Prospectus Supplement and Prospectus dated January 30, 2006

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that the Issuer has filed with the SEC for more complete information about the Issuer and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and preliminary pricing supplement if you so request by calling toll-free 1-800-584-6837.